Exhibit 4.2

                       Johnson Worldwide Associates, Inc.




                       Second Amendment to Note Agreements

                          Dated as of October 31, 1996


                                       Re:


                     Note Agreements Dated as of May 1, 1993

                                       and

                         $15,000,000 6.58% Senior Notes
                             Due September 25, 1999

   Johnson Worldwide Associates, Inc.     Second Amendment to Note Agreements

                          Johnson Worldwide Associates
                                1326 Willow Road
                           Sturtevant, Wisconsin 53177
                       Second Amendment to Note Agreements
                          Dated as of October 31, 1996
                 Re:     Note Agreements Dated as of May 1, 1993
                                       and
                         $15,000,000 6.58% Senior Notes
                             Due September 25, 1999

   To the Noteholders named in
   Schedule I hereto which are also
   signatories to this Second Amendment
   to Note Agreement.

   Ladies and Gentlemen:

        Reference is made to the separate Note Agreements each dated as of May 1, 1993, as amended by the Amendment Agreement dated as of September 30, 1993 (the "Note Agreements"), between Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), and the Purchasers named therein, under and pursuant to which $15,000,000 aggregate principal amount of 6.58% Senior Notes due September 25, 1999 (the "Notes") of the Company were originally issued. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Agreements.

        The Company hereby requests that you accept each of the amendments set forth below in the manner herein provided:

                               ARTICLE 1.  WAIVER

   Section 1.1. Waiver of Cross Defaults under Section 6.1(e). Upon the proper waiver of any default which shall have occurred under any indenture, agreement or other instrument pursuant to which any Indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $3,000,000 was issued, the Noteholders hereby waive the Events of Default which shall have occurred under Section 6.1(e) of the Note Agreements.

   Section 1.2. Waiver of Compliance with Section 5.11 The Noteholders hereby waive compliance by the Company with Section 5.11 of the Note Agreements for the period of four consecutive fiscal quarters ended on September 27, 1996; provided that the ratio of Net Income Available for Fixed Charges to Fixed Charges for each period was not less than 0.20 to 1.00.

                    ARTICLE 2.  AMENDMENTS OF NOTE AGREEMENTS

   Section 2.1. Amendment of Section 5.8. Section 5.8 of the Note Agreements shall be amended by the addition thereto of a new subparagraph
   (e) which shall read as follows:

        (e) Notwithstanding any other provision of this Section 5.8, the Company may sell stock or assets of Airguide Instrument Co. and all of the Plastimo businesses. Sales of stock or assets permitted by this Section 5.8(e) shall not be taken into account for purposes of calculating the limitations on permitted sales of assets and stock set forth in Section 5.8(b)(1) and the proviso at the end of Section 5.8(c).

   Section 2.2. Amendment of Section 5.10. Section 5.10 of the Note Agreements shall be amended in its entirety so that the same shall read as follows:

        Section 5.10. Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than $25,000,000; provided, however, that if the Company incurs any special charges on or before October 2, 1998 as a result of the closing of certain distribution centers or the closing of certain plants if Uwatec A.G. is acquired, such special charges in an aggregate amount not to exceed $5,000,000 shall not be taken into account for purposes of determining the amount of Consolidated Tangible Net Worth required to be maintained pursuant to this Section 5.10.

   Section 2.3. Amendment of Section 5.11. Section 5.11 of the Note Agreements shall be amended in its entirety so that the same shall read as follows:

        Section 5.11.Fixed Charge Coverage Ratio. (a) On December 27, 1996, the Company will have kept and maintained the ratio of Net Income Available for Fixed Charges to Fixed Charges for the fiscal quarter ending on such date at not less than (1.25) to 1.00.

        (b) On March 28, 1997, the Company will have kept and maintained the ratio of Net Income Available for Fixed Charges to Fixed Charges for the period of two consecutive fiscal quarters ending on such date at not less than 1.00 to 1.00.

        (c) On June 27, 1997, the Company will have kept and maintained the ratio of Net Income Available for Fixed Charges to Fixed Charges for the period of three consecutive fiscal quarters ending on such date at not less than 1.20 to 1.00.

        (d) On October 3, 1997 and on the last day of each fiscal quarter thereafter, the Company will have kept and maintained the ratio of Net Income Available for Fixed Charges to Fixed Charges for the period of four consecutive fiscal quarters ending on each of such dates at not less than 1.50 to 1.00.

   Section 2.4. Amendment of Section 8.1. Section 8.1 of the Note Agreements shall be amended by amending the definition of "Net Income Available for Fixed Charges" in its entirety so that the same shall read as follows:

        "Net Income Available for Fixed Charges" for any period shall mean the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period, plus (c) Fixed Charges during such period, plus (d) in the case of any fiscal quarter ending on or before October 2, 1998, special charges not to exceed $5,000,000 taken in respect of the closing of certain distribution centers, and, if Uwatec A.G. is acquired, the closing of certain plants, during such period.

                            ARTICLE 3.  MISCELLANEOUS

   Section 3.1. Fee. In consideration of the execution and delivery of this Amendment, the Company agrees to pay to each holder of a Note, within ten (10) days of the date hereof, its ratable portion of a fee in the aggregate amount of $15,000.

   Section 3.2. No Legend Required. References in the Note Agreements or in any Note, certificate, instrument or other document to the Note Agreements shall be deemed to be references to the Note Agreements as amended hereby and as further amended from time to time.

   Section 3.3. Effect of Amendment. Except as expressly amended hereby, the Company agrees that the Note Agreements, the Notes and all other documents and agreements executed by the Company in connection with the Note Agreements in favor of the Noteholders are ratified and confirmed and shall remain in full force and effect and that it has no set-off, counterclaim or defense with respect to any of the foregoing.

   Section 3.4. Successors and Assigns. This Second Amendment to Note Agreements shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Noteholders and to the benefit of the Noteholders' successors and assigns, including each successive holder or holders of any Notes.

   Section 3.5. Requisite Approval; Expenses. This Second Amendment to Note Agreements shall not be effective until (a) the Company and the holders of 66-2/3% in aggregate principal amount of all Notes outstanding on the date hereof shall have executed this Second Amendment to Note Agreements, and (b) the Company shall have paid all out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this Second Amendment to Note Agreements, including, without limitation, the fees, expenses and disbursements of Chapman and Cutler which are reflected in statements of such counsel rendered on or prior to the effective date of this Second Amendment to Note Agreements.

   Section 3.6. Counterparts. This Second Amendment to Note Agreements may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

        In Witness Whereof, the Company has executed this Second Amendment to Note Agreements as of the day and year first above written.

                                           Johnson Worldwide Associates, Inc.



                                           By  /s/
                                                Its


        This Second Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                                Connecticut General Life
                                                Insurance Company

                                                By:  CIGNA Investments, Inc.


                                                By  /s/
                                                     Its



        This Second Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                                Life Insurance Company of
                                                North America

                                                By:  CIGNA Investments, Inc.



                                                By  /s/
                                                     Its

                                   Schedule I

   Outstanding
   Principal Amount
   of Notes

   Connecticut General Life Insurance Company                     $12,000,000
   Life Insurance Company of North America                         $3,000,000
                                                                   ----------
   Total                                                          $15,000,000
                                                                   ==========